EXHIBIT 99.1
Industrial Services of America, Inc.
Announces Retirement of Harry Kletter
LOUISVILLE, KY. (January 17, 2013) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announces that Harry Kletter, Chief Executive Officer, will be retiring at the annual stockholder meeting in May 2013. In connection with his retirement, Mr. Kletter will not stand for reelection to the Board.

Harry Kletter, 85, founder of ISA states, "After spending the past 60 years in this industry, it is time for me to retire. The Company has now regained its footing and I have the utmost confidence in management to move the Company forward. At this time, the industry is extremely competitive and is going through consolidation. Over the past four years ISA has enjoyed a period of expansion, growth and transition. I will leave the Company with a team of dedicated and capable employees who are ready to lead the Company forward."

Orson Oliver, Chairman of the Board, commented, "Harry has served ISA well since its founding. We are thankful for his service and leadership and we wish him well. ISA's Board will review all of its strategic opportunities, and will work toward identifying an interim CEO to fill Harry's role when he retires."

ISA's 2012 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.